                                                                Exhibit 10.1.9.a

                               TELXON CORPORATION
                     1997 SECTION 162 (m) PERFORMANCE-BASED
                               COMPENSATION PLAN

         1. PURPOSE

         The Purpose of this Plan is to provide incentives to Telxon Corporation's (the "Company") President and Chief Executive Officer (the "Executive") to achieve financial performance objectives and to reward the Executive when those objectives are met. The Plan is intended to ensure that all performance-based compensation paid to the Executive is deductible by the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder (the "Code").

         2. COVERED INDIVIDUAL

         The individual who is the President and Chief Executive Officer of the Company at April 1, 1997 is eligible to receive performance-based compensation in accordance with this Plan.

         3. THE COMMITTEE

         The Company's Board of Directors shall form a committee comprised of solely two or more outside Directors as required under Code Section 162(m). The committee shall have the sole discretion and authority to administer and interpret this Plan. All performance goals will be preestablished by the committee in writing not later than ninety (90) days after the commencement of the period of service to which the performance goals relate, and prior to such time that twenty five percent (25%) of the period of service has elapsed. No performance-based compensation shall be paid unless and until the committee certifies in writing that the performance goals of this Plan have been satisfied. The committee may amend or terminate this Plan at any time with respect to future services of the Executive, and such amendments or termination will require stockholder approval only to the extent required by applicable law, and in order to maintain the deductibility of performance-based compensation under Code Section 162(m).

         4. PERFORMANCE-BASED COMPENSATION AND BUSINESS CRITERIA

                A. Upon the Company's release of earnings following the completion of each fiscal year, the Executive shall be entitled to receive Two Hundred Fifty Thousand Dollars ($250,000) if the Company meets the operating earnings target established by the committee for the fiscal year then ended, or One Hundred Twenty-Five Thousand Dollars ($125,000) if the Company meets at least ninety percent (90%) but less than one hundred (100%) of that target.

               B. Upon the Company's release of earnings following the completion of each fiscal year, the Executive shall be entitled to receive an amount is cash equal to eight percent (8%) of the Company's operating earnings in excess of its operating earnings target established by the committee for that fiscal year.

               C. If the average of the last sale price of shares of the Company's common stock on the quotation system or exchange which is the principal trading market of the shares, calculated over the thirty (30) consecutive trading days for which a sale price was reported immediately preceding, but not including, April 1, 2000 (the "Average Shares Value"), is higher than Twenty-Six Dollars ($26) per share, then the Executive shall be entitled, as of and at April 1, 2000, to receive a payment (in share of the Company's common stock and/or cash within the discretion of the committee) calculated as follows:

               1. an amount equal to one and one-half percent (1 1/2%) of the market capitalization value of the Company in excess of that based on an Average Share Value of Twenty-Six Dollars ($26) up to Thirty-Five Dollars ($35); and

               2. an amount equal to two percent (2%) of the market capitalization value of the Company in excess of that based on an Average Share Value of Thirty-Five Dollars ($35).

         Market capitalization value shall be determined by multiplying the Average Share Value by the total number of shares of the Company's common stock which are issued and outstanding on March 31, 2000.

         5. GENERAL

         The establishment of this Plan shall not confer any rights upon the Executive or any other person, whether for continuation of employment or otherwise. The laws of the State of Ohio will govern any legal dispute involving the Plan.